For Immediate Release

August 4, 2005

First Century Bankshares, Inc.

Reports 2005 Second Quarter Earnings

Bluefield, WV -- First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $385 million bank holding company, announced earnings of $1,063,000 for the three-month period ending June 30, 2005. This represents an increase of approximately 51.9% from the $700,000 earned during the same period in 2004. On a per share basis, net income increased to $0.54 per diluted share for the period ended June 30, 2005, compared to $0.35 per diluted share for the period ended June 30, 2004. This increase demonstrated an improvement in interest income from loans as a result of increases in short-term interest rates and management's efforts to maintain variable pricing in the loan portfolio. Net income for the second quarter of 2005 produced an annualized return on average equity (ROAE) of 11.90% and an annualized return on average assets (ROAA) of 1.10% compared with second quarter 2004 ratios of 7.99% and 0.76%, respectively. Dividends for the second quarter of 2005 increased 9.5% to $0.23 per share from $0.21 per share paid for the second quarter of 2004.

The performance of the Corporation during the second quarter resulted in net income of $1,948,000 for the six-month period ending June 30, 2005. This represents a 39.0% increase from the $1,401,000 earned during the same period in 2004. On a per share basis, net income increased to $0.98 per diluted share for the six-month period ended June 30, 2005, from $0.70 per diluted share for the six-month period ended June 30, 2004. Again, this reflects the impact of rising short-term interest rates on the variable repricing nature of our loan portfolio, along with an overall increase in earning assets during the period. Net income for the first six months of 2005 produced an ROAE of 10.89% and an ROAA of 1.02 % compared with 7.96% and 0.77%, respectively, for the prior year period. Dividends through the second quarter of 2005 increased 9.5% to $0.46 per share from $0.42 per share for the six-month period ended June 30, 2004.

Total assets at June 30, 2005 were approximately $385,308,000 as compared to approximately $378,079,000 at December 31, 2004, or an increase of $7,229,000, or 1.9%. The loan portfolio increased 2.8% during this six-month period to $254,808,000 at June 30, 2005, from $247,808,000 at December 31, 2004. The investment portfolio increased approximately $3,912,000, or 4.2%, during this same period. Total deposits increased by $2,821,000 to $324,072,000 at June 30, 2005 from $321,251,000 at December 31, 2004. Noninterest-bearing deposits increased by $6,079,000, or 13.5%, which management believes to be seasonal funds from some larger customers. Interest-bearing deposits decreased $3,258,000, or 1.18%, during this same period.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 15 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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